EXHIBIT 99.1

Lippert Heilshorn & Associates
Moderator: Kim Golodetz
03-06-12/10:00 a.m.  ET
Confirmation # 56054458

Lippert Heilshorn & Associates

Moderator:   Kim Golodetz
March 6, 2012
10:00 a.m.  ET

Operator:
Welcome to the CAS Medical Systems 2011 fourth quarter and year end financial results conference call.  At this time all participants are in a listen only mode.  Following Management's prepared remarks, we'll hold a Q&A session.  To ask a question, please press star followed by one on your touch tone phone.  As a reminder, this conference is being recorded today, March 6, 2012.  I would now like to turn the conference over to Kim Golodetz, please go ahead, ma'am.

Kim Golodetz:
Thank you.  This is Kim Golodetz with LHA.  Thank you all for participating in today's call.  Joining me this morning from CAS Medical are Tom Patton, President and Chief Executive Officer and Jeff Baird, the Company's Chief Financial Officer.  Earlier this morning, CAS Medical issued financial results for the 2011 fourth quarter and full year.  If you have not received this news release or if you would like to be added to the Company's distribution list, please call LHA in New York at 212-838-3777 and speak with Carolyn Curran.

Before Management begins their formal remarks, I would like to remind you that to the extent that Company's statements or comments represent forward-looking statements, I refer you to the risks and other cautionary factors in today's press release as well as the Company's most recent SEC filings.  In addition, this call as we recorded on behalf of CAS Medical Systems and as copyrighted material.  It cannot be rerecorded or rebroadcast without the Company's express permission.  As you know, participation implies consent to our taping.  Once Management has completed their formal remarks, we will open the call up for questions.  Now like to turn the call over to Tom Patton, President and CEO of CAS Medical Systems.  Tom?

Lippert Heilshorn & Associates
Moderator: Kim Golodetz
03-06-12/10:00 a.m.  ET
Confirmation # 56054458

Thomas Patton:
Thank you, Kim.  Good morning, everybody, and welcome to CASMED's fourth quarter 2011 earnings call.  We are very pleased with the progress we have made this year implementing our strategic plan which included assembling a fresh management team, including a new sales and marketing leadership group, driving future growth with substantial upgrades to our domestic FORE-SIGHT sales and distribution network and making material investment in research and development to bring a new generation of CASMED products to the market.  Also in June, we raised $13.8 million in a convertible preferred offering to fund these initiatives.  In short, it was an extremely productive year for us.  It is clear to us that based on the financial results we are reporting today, which featured total FORE-SIGHT sensor revenue growth of 42% in the fourth quarter and 37% for the year, along with key business achievements, we are firmly on the right path for future growth.  Before I discuss the quarter and give you some color in the coming year, I'd like to turn the call over to Jeff Baird to review our financial results.  Jeff?

Jeffery Baird:
Thanks, Tom.  I want to remind everyone that as a result of the sale of our blood pressure cuff product line during November 2010, our financial statements reflect the results of that operation as discontinued for all periods reported.  For the fourth quarter of 2011, the Company reported total revenues of $5.3 million, a reduction of $0.6 million or 9% from the fourth quarter of 2010.  Total FORE-SIGHT oximetry revenues were $1.7 million, up 35% over the prior year, and FORE-SIGHT disposable sensor revenues were $1.3 million, up 42% over the prior year.  The Company's worldwide installed base of FORE-SIGHT monitors was 549 as of December 31, 2011, a gain of 38 monitors in the quarter and up 158 units, or 40% for the entire year.  All other revenues totaled $3.6 million for the fourth quarter of 2011, a decline of $1.0 million, or 21% from the prior year period, primarily due to reductions in vital signs monitors to the Veterans Administration and to international customers and to a lesser degree, lower sales of our noninvasive blood pressure technology to a major OEM customer.

Lippert Heilshorn & Associates
Moderator: Kim Golodetz
03-06-12/10:00 a.m.  ET
Confirmation # 56054458

Total revenues for 2011 were $22.5 million, a decline of $1.6 million, or 7% from the $24.1 million reported for 2010.  Total FORE-SIGHT oximetry revenues were $6.3 million, up $1.1 million, or 22% over the $5.2 million reported for 2010.  FORE-SIGHT disposable sensor revenues were $4.8 million in 2011, up 37% over the prior year.  All other revenues totaled $16.2 million for 2011, a decrease of $2.7 million, or 15% from the $18.9 million reported for 2010.  The decrease was primarily associated with reductions in sales of the Company's OEM technology products and sales of vital signs monitors.  The net loss applicable to common stockholders for the fourth quarter of 2011 was $2.0 million, or minus $0.15 per share, and this compares with a net loss applicable to common stockholders of $1.0 million, or minus $0.08 per share for the fourth quarter of 2010.  For the full year 2011, the Company reported a net loss applicable to common stockholders of $6.7 million, or minus $0.51 per share compared with a net loss applicable to common stockholders of $1.3 million, or minus $0.11 per share for 2010.

The Company's cash balance and short-term investments as of December 31, 2011 were $13.9 million, slightly down from $14.0 million at the end of the third quarter and up from $4.5 million as of December 31, 2010, with a full year increase attributable to the $13.8 million and net proceeds from the private placement of our preferred stock during June of 2011.  The Company consumed approximately $3.6 million of cash from operations in 2011 and another $1.3 million from capital expenditures which included the cost of FORE-SIGHT monitors owned by CASMED but placed at customers.  With that, I'll turn the call back over to Tom.

Thomas Patton:
Thanks, Jeff.  As I mentioned briefly in my introduction, we've been working hard to execute the plan we put in place in 2010 with a goal of capitalizing upon the growth potential of FORE-SIGHT.  Our plan involves a substantial investment in this product including in sales, in marketing and in developing a next-generation FORE-SIGHT product with improved functionality and lower manufacturing costs.  At the same time, we are focused on stabilizing our traditional monitoring business which continues to be a good source of cash for us.

Lippert Heilshorn & Associates
Moderator: Kim Golodetz
03-06-12/10:00 a.m.  ET
Confirmation # 56054458

Let me take a minute to talk about the market for cerebral oximetry.  A large and growing number of scientific studies have shown that oxygen desaturation in cerebral tissues is a serious problem during surgical procedures and other critical care environments and occurs far more commonly than one would think.  For example, data show that depending upon the type of surgery and the position of the patient, the incidence of cerebral desaturations can occur in as many as 80% of patients.  Of course, the brain needs oxygen to function and is also the organ of our body that is most susceptible to a lack of oxygen.  The cells of the brain can be damaged and will die as oxygen levels fall.  Therefore, patients that suffer cerebral oxygen desaturation can have poor outcomes, including postoperative delirium, cognitive declines and even death.

We believe that market potential for cerebral oximetry monitoring is quite large.  For example, about 450,000 coronary artery bypass graft procedures, or CABGs, are performed each year in the United States alone.  Studies show that anywhere from 25% to 60% of patients undergoing CABS surgery suffer from decreased oxygen levels in the brain, correlating with varying degrees of brain injury.  Use of cerebral oximetry in CABG cases has been shown to significantly reduce adverse clinical outcomes, including stroke and major organ morbidity and to improve economic outcomes due to decreased levels of critical care, such as less time in the ICU and shorter overall hospital stay.

CABG procedures are just one of the many different types of surgery that have shown a high incidence of cerebral desaturation events for patients that would otherwise go unrecognized without cerebral monitoring.  To fill this unmet clinical need, our FORE-SIGHT oximeter provides an accurate and absolute best measurement of tissue oxygenation to guide clinicians as they try to improve the care and safety of their patients.  For most cases, two disposable FORE-SIGHT sensors are placed on the patient's forehead to obtain the reading.  A key component of our marketing strategy for FORE-SIGHT is to play a very active role in presenting FORE-SIGHT at medical meetings and in demonstrating our continued commitment to provide science-based solutions to our clinician customers.

Lippert Heilshorn & Associates
Moderator: Kim Golodetz
03-06-12/10:00 a.m.  ET
Confirmation # 56054458

As a reminder, during October, there were eight key scientific publications presented at the annual meeting of the American Society of Anesthesiology and the associated SNACC meeting on either the accuracy of FORE-SIGHT or the use of FORE-SIGHT in various clinical situations.  I discussed these abstracts in some detail last quarter, but I will remind you that one paper which we commissioned directly compared FORE-SIGHT with four competitive oximetry devices.  In each case, the precision of the oximeter was reported as a standard deviation from an invasive reference.  And FORE-SIGHT was the lowest amongst all monitors tested with a standard deviation of just plus or minus 3%.  This compares with a standard deviation of plus or minus 9.7% for the leading competitor.  The number of scientific publications regarding the use of FORE-SIGHT oximetry now stands at 175.  There were 49 new publications issued in 2011, and we have added another 19 publications to date in 2012.  Expanding the body of scientific knowledge regarding FORE-SIGHT amongst clinicians is an important part of our strategy to drive clinical education and expanded product use, and we are making good progress in that initiative.

As we seek to gain awareness for FORE-SIGHT among physicians from our scientific publications, we also have increased our selling feet on the street.  Over the course of the last year, we have substantially upgraded and expanded FORE-SIGHT's domestic distribution, including manufacturers representatives, with a total number in the field selling force at 47 as of December 31, 2011.  This is up from 29 at the same time in the prior period.  At this point, we have largely reached our goal for our initial sales force expansion, with plans to fill just a few more clinical specialist positions in 2012.  We are, of course, keenly focused on the quality of our direct reps and our manufacturers reps, and we are and will be constantly seeking to upgrade our sales force talent and effectiveness.

Also during the fourth quarter, we were pleased to announce that we had appointed Patrick Helfrich of Director of Global Marketing.  Pat has nearly two decades of medical marketing and other business experience and joins CAS Medical after a successful career at Covidian, Tyco and US Surgical.  Bringing Pat on board was also important as it was the final sales and marketing management slot to be filled since we began the job to completely rebuild that organization early in the year.

Lippert Heilshorn & Associates
Moderator: Kim Golodetz
03-06-12/10:00 a.m.  ET
Confirmation # 56054458

As our management team has come together and as our domestic distribution has been upgraded and expanded, we are seeing tangible evidence of success in the marketplace.  In particular, some of the more recent account wins at leading academic hospitals around the country have been encouraging.  For example, in just the past six months, we have been proud to add several name brand institutions as FORE-SIGHT customers, including the Ronald Reagan Medical Center at UCLA, Methodist Hospital of Houston Texas and New York University Hospital, all of which are rated amongst the top 20 cardiac hospitals in the country.  We also recently added Cincinnati Children's Hospital Medical Center and Nationwide Children's Hospital in Columbus, Ohio as customers, both of which are rated amongst the top 10 pediatric heart centers in the country.  It is quite encouraging and rewarding to know that clinicians at institutions of this caliber believe FORE-SIGHT can help them improve the care and safety of their patients.

We are also working to broaden the applications of FORE-SIGHT and announced early last week that the FDA had cleared FORE-SIGHT for abdominal tissue monitoring in newborns weighing under 4 kilograms, or about 8.8 pounds.  We expect that this new indication could aid the critical care monitoring of the approximately 400,000 babies born prematurely each year, as preemies and low birth weight babies often have underdeveloped mechanisms to regulate blood flow and are therefore susceptible to injury from dangerously low levels of oxygen in brain and abdominal tissues.  FORE-SIGHT is the first tissue oximeter with a specific abdominal claim to be cleared by the FDA.  It took many years of clinical study to develop the algorithm that can provide a high degree of monitoring accuracy with this patient population, but we are proud to have reached that goal.  Overall, we expect the combination of the clinical need for FORE-SIGHT, our improved and improving sales representation, our excellent clinical support, our improved marketing capabilities and our continued search for expanded indications for use will drive FORE-SIGHT sensor sales and utilization in the coming year.

Lippert Heilshorn & Associates
Moderator: Kim Golodetz
03-06-12/10:00 a.m.  ET
Confirmation # 56054458

As we look forward, we also have invested heavily in research and development and our year-over-year spending for R&D has more than doubled, reaching 16% of sales in 2011.  Our FORE-SIGHT R&D goals are three fold – the first, as we discussed, is to continue to broaden the indications for use of FORE-SIGHT in new applications; the second is to improve the functionality of the monitor; and the third is to significantly reduce FORE-SIGHT product and manufacturing costs.  To achieve these latitude goals, we are working on the development of our next-generation FORE-SIGHT monitor and sensors.  We are also investing in updating our traditional monitoring products, including the development of a new vital signs monitor and new solutions for our OEM noninvasive blood pressure customers.  We plan to update you in the coming quarters regarding these initiatives as we make further progress.

So in summary, we are optimistic about the coming year and we believe that all the supports are in place to drive our FORE-SIGHT growth while providing patients with a vital best-in-class technology.  At a minimum, we expect 2012 FORE-SIGHT growth rates will mirror those in 2011 and that we will reach the milestone of having an installed worldwide base of 750 monitors by the end of 2012.  And with that, we'll open up the floor for questions.  Operator?

Operator:
Ladies and gentlemen, if you wish to register for a question for today’s question and answer session, you will need to press star then the number one on your telephone.  If you question has been answered and you wish to withdraw your polling request, you may do so by pressing the pound key.  If you are using a speakerphone, please pick up your handset before entering your request.  One moment please for the first question.

Your first question comes from the line of Fred Ehrman of BMI Capital.  Please go ahead with your question.

Fred Ehrman:	Morning, gentlemen.

Thomas Patton:	Good morning, Fred.

Lippert Heilshorn & Associates
Moderator: Kim Golodetz
03-06-12/10:00 a.m.  ET
Confirmation # 56054458

Fred Ehrman:
At the end of your remarks, you talked about at a minimum, FORE-SIGHT should mirror in 2012 the results of 2011.  When can shareholders really look something way, way, way beyond mirroring, but real ramped up growth?  Do you think – do you see that happening towards the end of this year, or is that still some time out in the future?

Thomas Patton:
Thank you, Fred.  Our – in 2011, we had – we reported a 37% increase in sensor revenue.  Our expectation is that we can beat that and that that would be a minimum.  As we continue to invest in our sales force and our clinical specialists, we hope that growth rates will accelerate, and that certainly is our goal.

Fred Ehrman:	OK. There is what, there is a six month sales cycle in that product?

Thomas Patton:	Approximately, yes.

Fred Ehrman:
OK, and your team has been in place now for – at least the total team has been in place now for several months.  Have new guidelines and techniques been instituted in your representative and your sales representatives?

Thomas Patton:
Yes, we are very, very actively managing the direct reps, the manufacturer's reps, we have issued very specific and targeted comp plans to help drive their behavior.  We continue to support them, we are giving them targeted accounts.  We are actively managing them constantly.  We are training them, we are educating them, we had our, actually, our very first sales training meeting in late January this year.  And so, we continue to actively manage this group, and we hope that their productivity increases.

Fred Ehrman:
OK, with all of the scientific publications coming out, do you still find that there is a lack of knowledge of cerebral oximetry, and is there still a reluctance on the part of potential users to introduce this product?

Thomas Patton:
There is in some instances, yes.  But as the amount of scientific evidence continues to improve, as the evidence becomes overwhelming in favor of some types of cerebral monitoring, I think that we are seeing more and more people, more and more customers asking questions about cerebral oximetry and certainly being more open to understanding it and doing some clinical

Lippert Heilshorn & Associates
Moderator: Kim Golodetz
03-06-12/10:00 a.m.  ET
Confirmation # 56054458

trials to see if they can benefit their patients.  So, I think that this will remain a marketplace where we need to educate clinicians, but we've got the sales force now, and putting in place other efforts to continue to do that.  So, even this past year at the ASA, the anesthesiology meeting, it was interesting to me to be in the booth and see more and more clinicians actually walking up to our booth and saying, we don't do cerebral monitoring, but I've been sent here to learn more about it.

Fred Ehrman:	OK. Go ahead.

Thomas Patton:	We've got a lot of educating to do, but it is encouraging.

Fred Ehrman:	OK, do you have any feeling at all about how your main competitor has bid in the past year?

Thomas Patton:	You know, we do not. We have anecdotal information, but any comments on that would be purely speculative.

Fred Ehrman:	OK, what kind of anecdotal information you have?

Thomas Patton:	I don't want to speak to that.

Fred Ehrman:	OK. OK, that is all I have. Thanks very much.

Thomas Patton:	Thank you, Fred.

Operator:
Once again, ladies and gentlemen, as a reminder, to register for a question, please press star then the number one on your telephone.  Your next question comes from the line of Michael LeConey of Bishop, Rosen.  Please go ahead with your question.

Michael LeConey:	Hello?

Thomas Patton:	Good morning.

Michael LeConey:	Oh, hi. Sorry, I am on a cell phone right now. Thanks a lot for all your comments this morning, Tom. And I know you have the rest of your team there, and it sounds terrific.

Lippert Heilshorn & Associates
Moderator: Kim Golodetz
03-06-12/10:00 a.m.  ET
Confirmation # 56054458

Before I had a question, I wanted to share with you something that happened the other day.  I was at a lunch with a number of portfolio managers, mainly people interested in healthcare stocks, and sooner or later someone says, well, asked me, well, what's going on at CASMED?  And I said, gee, you know, they've got a great new management team, they've beefed up the marketing, they are now covering – opening up major accounts across the country, got a lot of new products, business is booming, et cetera, et cetera.  There is only one problem, and that is the stock, it absolutely doesn't move.  (laughter).  And I guess the question, my partner and I continue to wonder, nobody seems to know much about CASMED and all the good work you're doing, Tom.  You know, aren't you – I notice you have a PR firm now.

Thomas Patton:	Yes, thanks for the question, Mike. We – you are right.

Michael LeConey:	My question is sort of, what we do to get the world to pay attention here?

Thomas Patton:
Yes, your question is a good one, Mike.  I think that what we can do to get the world to pay attention is to continue to operate the business well, continue to report good results and in this coming year, I plan to take a more active role in publicizing the business, talking to potential investors, and we did hire an IR firm.  We will get on the road and we'll tell the message.  So, we're hopeful that more people will become aware of all the good things we are doing here at CASMED.

Michael LeConey:
Yes, that would be great.  As I say, the stock doesn't trade much, and it's – customers love to hear good news, but they also like to see the stock respond a bit.  You know what I mean.  I guess my question – I'm sure you are all aware of that.  I guess my question was, you put out a press release yesterday – recently, and you said – you mentioned it again today, about getting the FDA approval for a abdominal – what's the right –?

Thomas Patton:	Abdominal monitoring.

Michael LeConey:
The monitoring – abdominal tissue of newborns.  Now, maybe if you could help me out.  That sounds sort of esoteric at first glance, but I guess my understanding is that the neonate market is – at some point people were telling me they thought it would be the largest single market for your product, and why is abdominal so significant?  You know what I'm saying.

Lippert Heilshorn & Associates
Moderator: Kim Golodetz
03-06-12/10:00 a.m.  ET
Confirmation # 56054458

Thomas Patton:
Yes, thank you, Mike.  Yes, it is – we believe it can be a very significant market for us.  The abdominal monitoring for newborns who are ill is actually – it is somewhat esoteric, but that patient population is really quite vulnerable to desaturation events.  And we believe that there is an opportunity now with a specific claim for an abdominal monitoring to begin to penetrate that market.  Clinicians like to know, oftentimes, both the cerebral oxygenation levels and the abdominal oxygenation levels, and they use those along with other vital signs monitor during measurements to determine cardiac output and basic hemodynamic functions.  And so, it's – we think that this is another critical piece of data that can help these clinicians manage these patients, and we hope to start to sell into that marketplace with this new abdominal marketing claim.  So, thank you, Mike, I think we'll move on to our next question.

Operator:	Your next question comes from the line of Zachary Landry of Arabella Capital. Please go ahead with your question.

Zachary Landry:	Good morning, gentlemen. To further expand on the first gentleman's question when he asked about the growth, you are referring to growth, to be specific, on a percentage basis, not an absolute basis?

Thomas Patton:	Yes, that is correct.

Zachary Landry:	So, does that also mirror with that you believe that the FORE-SIGHT units will also grow about 40% in 2012?

Thomas Patton:
Yes, so, our target right now is 750 worldwide by the end of 2012.  That is just under 40% growth.  We think that utilization rates and the revenue per monitor can probably slightly increase in the United States.  It may not be as high externally, but – so we think that those two growth rates actually generally coincide.  The number of monitors in the field against the increase in sensor revenue.

Lippert Heilshorn & Associates
Moderator: Kim Golodetz
03-06-12/10:00 a.m.  ET
Confirmation # 56054458

Zachary Landry:
So, to also maybe expand on the, going back to the initial statements that you made in regards to the report that you published via the competition, and I've been involved in this story for quite some time and have always been aware of that, and that was always somewhat marketed and put out there.  We've always been competing against other behemoths that were much larger than us.  It made that very difficult to make the message clear.  Are you beginning to notice or really feel a difference in actual FORE-SIGHT wins over the competition due to that scientific backup?

Thomas Patton:
Well, we believe, actually, that our – the best place to understand the accuracy and the clinical value of our product is in a clinical trial, to actually put it in the hands of clinicians and have them use it.  And I think that under those circumstances, they can see the difference between having an absolute monitor and a trend monitor.  And that data that we published, I think just reinforces what clinicians are seeing when they use the product.

Zachary Landry:
So, but there was always a rebuttal from the other side of the table that what we were saying wasn't quite as severe as we've been saying for quite some time.  Are you getting any kind of feedback that the marketplace is understanding that difference through all the noise?

Thomas Patton:	Yes, we think so. We think it – we think that kind of message resonates.

Zachary Landry:	OK, I've got two more questions, one being medical reimbursement. Is anything happening in that world today in regards to FORE-SIGHT? Or can you give us any kind of feedback on that?

Thomas Patton:
The answer to your question is no.  There isn't anything going on, and I think an investment thesis, in the near-term you can't expect reimbursement.  We will probably begin some longer-term studies in 2012 where we will be measuring financial outcomes that may give us an opportunity to start having that discussion, but that is really a long way off.

Zachary Landry:
And then a kind of question off of that question, in regards to the hospitals and your marketplace that you're selling to, I know probably two or three conference calls ago there was discussions in one of your first conference calls how a lot of these hospitals were under capital crunches and budgets.  Is that beginning to loosen up recently?

Lippert Heilshorn & Associates
Moderator: Kim Golodetz
03-06-12/10:00 a.m.  ET
Confirmation # 56054458

Thomas Patton:
Well, yes, it is and it isn't.  I think it is up to us to show clinicians why they should be spending some additional money on a surgical procedure, and I think that the clinicians get it.  They know that the – a ox – a cerebral desaturation event is bad, they know that bad things happens when that occurs, and they know that they can improve outcomes if they are monitoring it and intervening.  And so that is the economic argument we have to press, and like I said, that one is also resonating.

Hospitals will continue to lock down on costs.  We see that pressure continuing to increase, we don't think it will abate anytime soon.  But it is exactly our type of product that fits into that story, the introduction of a technology that we think can save them money and improve outcomes.  And so, that's is an a approach that they appreciate.  As to the capital markets, we don't – we haven't been selling a lot of these monitors, so the capital budgets, I think it really varies by hospital.  It is probably a little bit better than it was 1.5 years ago, but all in all, the hospital budgets are tight.  But we think we have a good solution to move our way into that net equation.

Zachary Landry:	So, this last question, and this is probably going to be one of the most – I doubt that I'll get an answer on, but when do you believe you will start generating free cash flow?

Thomas Patton:	We – with our current models, we think that we will get pretty close by the end of 2013.

Zachary Landry:	All right, thanks.

Thomas Patton:	Thanks, I appreciate it, good question.

Operator:	There are no further questions at this time, please proceed with your presentation or any closing remarks.

Lippert Heilshorn & Associates
Moderator: Kim Golodetz
03-06-12/10:00 a.m.  ET
Confirmation # 56054458

Thomas Patton:
Well, thank you for participating in today's call.  I hope we have conveyed the excitement that we feel for the work we've done here at CASMED and for the opportunities in front of us.  Also, we will be presenting at the ROTH Growth Stock conference on Wednesday, March 13 at 8 AM Pacific time.  The conference is being held at the Ritz Carlton at Dana Point, California, and I hope to see some of you there.  And if not, I hope you will be able to listen into the webcast and the presentations.  Thank you very much, and have a good day.

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines.

END